EXHIBIT 99.1

Concur Technologies Appoints Finance Industry Executive Jeff McCabe to Board of Directors

Veteran Board Member Norm Fogelsong Steps Down

After Eight Years of Service

REDMOND, Wash., January 25, 2005 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today announced the appointment of Jeff McCabe to its Board of Directors. Norm Fogelsong, a director with Concur since 1997, stepped down from the Concur Board of Directors as of January 21, 2005.

“Norm has been a pillar of the board and of our company over the past eight years. His passion for Concur and his commitment to building great companies has served us well. As Concur matures as a company, we expect our board composition to include more operating executives that can help guide the company for the long term,” said Steve Singh, chairman and CEO of Concur Technologies. “As a former senior vice president and general manager of global corporate services for American Express, Jeff McCabe brings a rich combination of sales, marketing and general operating expertise to the Concur Board of Directors. I am grateful for and thank Norm for his years of service to Concur and look forward to the contributions that Jeff will make in the years ahead.”

Jeff McCabe joined the Concur Board of Directors on January 21, 2005. Since March 2004, he has been involved in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From 1994 to March 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business of American Express Corporate Services, a global provider of business travel, corporate card, and purchasing card programs for businesses. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships.

“This is an exciting time to join the Board of Concur Technologies,” said Jeff McCabe on his appointment. “Not only is Concur the pioneer of Corporate Expense Management solutions in general, they are also behind the many innovations driving the category forward as a whole. Concur is on a solid growth trajectory and I am looking forward to helping the company achieve its vision of helping companies drive down the cost of expense reporting.”

About Concur Technologies, Inc.

Concur Technologies, Inc. (Nasdaq:CNQR - News) is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Robert Nachbar, Barokas Public Relations, 206-344-3140, robert@barokas.com